Exhibit 5.1

[ARNOLD & PORTER LLP LETTERHEAD]

November 12, 2013

MacroGenics, Inc.

9640 Medical Center Drive, Suite 300

Rockville, MD 20850

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 24,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of MacroGenics, Inc. (the “Company”) that may be issued or sold pursuant to the Company’s 2000 Stock Option and Incentive Plan (the “2000 Plan”), 2,853,004 shares of Company Common Stock that may be issued or sold pursuant to the Company’s 2003 Equity Incentive Plan (the “2003 Plan”), and 1,960,168 shares of Company Common Stock that may be issued or sold pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”). The 2000 Plan, 2003 Plan, and 2013 Plan are collectively referred to in this opinion as the “Plans.”

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Amended and Restated Certificate of Incorporation and the Certificate of Correction thereto, its Amended and Restated By-laws, and resolutions of its Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinions hereinafter expressed.

In connection with this opinion, we have examined and relied upon copies of the Registration Statement and such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information contained in the records, documents, instruments and certificates we have examined.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above and that there are sufficient authorized but unissued or treasury shares of Common Stock available at the time of issuance or sale, we are of the opinion that the 4,837,172 shares of Common Stock subject to the Plans have been duly authorized by the Company and that when issued and paid for legal consideration of not less than $0.01 per share in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP

Arnold & Porter LLP